Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Macerich Company:

We consent to the use of our reports dated February 24, 2023, with respect to the consolidated financial statements of The Macerich Company as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes and financial statement Schedule III —Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Los Angeles, California August 4, 2023